January 20, 2016                                 FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES FINANCIAL REPORTS 1ST QUARTER FISCAL 2016 RESULTS

•	Quarterly net revenues of $1.27 billion and quarterly net income of $106.3 million, or $0.73 per diluted share

•	Client assets under administration reach a quarter-end record of $500.4 billion

•	Private Client Group financial advisors reach a record of 6,687, increases of 351 over December 2014 and 91 over September 2015

•	Record net loans at Raymond James Bank of $13.7 billion, an increase of 16 percent over December 2014

ST. PETERSBURG, Fla - Raymond James Financial, Inc. (NYSE: RJF) today reported quarterly net revenues of $1.27 billion and quarterly net income of $106.3 million, or $0.73 per diluted share, for the fiscal first quarter ended December 31, 2015. Net revenues in the quarter grew 2 percent over the prior year’s fiscal first quarter but declined 5 percent compared to the preceding quarter. The sequential decline in revenues was primarily attributable to beginning the quarter with lower assets in fee-based accounts, which was due to the equity market decline in the preceding quarter, as well as an extremely challenging environment for equity investment banking in November and December.

Net income of $106.3 million in the quarter declined 16 percent compared to the December 2014 quarter and 18 percent compared to the preceding quarter. In addition to the aforementioned headwinds impacting revenues, the decline in net income was largely caused by expenses related to growth and increased reserves for legal and regulatory matters in the Private Client Group segment.

“While we continue to benefit from very strong financial advisor recruiting and retention results, several factors impaired our financial results in the December quarter,” CEO Paul Reilly said. “Nonetheless, our long-term results should benefit from the recent rise in short-term interest rates as well as the quarter-end records we achieved for client assets under administration and net loans at Raymond James Bank.”

Segment Results

Private Client Group

•	Quarterly net revenues of $872.3 million, up 3 percent compared to the prior year’s fiscal first quarter but down 3 percent compared to the preceding quarter

•	Quarterly pre-tax income of $69.1 million, down 25 percent compared to the December 2014 quarter

•	Private Client Group assets under administration of $473.1 billion, up 3 percent compared to December 2014 and 4 percent compared to September 2015

•	Private Client Group financial advisors reach a record of 6,687, increases of 351 over December 2014 and 91 over September 2015

While revenues in the Private Client Group improved over last year’s fiscal first quarter, the sequential decline in the segment’s revenues was primarily attributable to lower asset-based revenues, which was a result of equity market declines in the preceding quarter, as well as lower transactional commissions and new issue sales credits. The segment’s pre-tax income in the quarter was negatively impacted by the sequential decline in revenues and by expenses associated with strengthening the technology platform and recruiting financial advisors. Additionally, reserves related to legal and regulatory matters were increased during the quarter.

Assets in fee-based accounts increased 9 percent compared to December 2014 and 6 percent compared to September 2015, representing over 40 percent of the segment’s client assets at the end of the quarter. As assets in fee-based accounts are billed based on balances at the beginning of the quarter, the 6 percent increase during the quarter will be reflected in revenues in the March 2016 quarter.

During the quarter, the acquisition of the US Private Client Services unit of Deutsche Asset & Wealth Management was announced, which is expected to add a high percentage of the approximately $50 billion of client assets and 200 advisors in several of the wealthiest markets in the country. The transaction is expected to close in the September 2016 quarter and the advisors will operate under the Alex. Brown division of Raymond James*.

“Our continued success recruiting and retaining financial advisors reinforces the appeal of our unique, client-focused culture and our robust platform,” said Reilly. “While the acquisition of the US Private Client Services unit of Deutsche Asset and Wealth Management was just announced in December and there are still several quarters until closing, we have already met with the vast majority of the advisors and are extremely impressed by their professionalism, experience and similar values, including their commitment to putting clients first.”

Capital Markets

•	Quarterly net revenues of $226.5 million and quarterly pre-tax income of $25.2 million

•
Strong fixed income results in a difficult market environment, with institutional fixed income commissions of $71.6 million increasing 12 percent over the prior year’s fiscal first quarter and 3 percent over the preceding quarter

•	Significant improvement in net trading profits, increasing 150 percent over the prior year’s fiscal first quarter and 36 percent over the preceding quarter

•	Market-driven weakness in both equity underwriting and M&A revenues, which declined 47 percent and 35 percent, respectively, compared to last year’s fiscal first quarter

Due to various market factors that negatively affected equity investment banking activity, the firm’s investment banking revenues in the quarter dropped to $57.6 million, which represented the weakest result since the March 2013 quarter. The challenging new issue environment also contributed to a 15 percent annual decline in institutional equity commissions during the quarter.

Meanwhile, the Fixed Income division continued to perform exceptionally well despite the challenging market environment, as both institutional fixed income commissions and trading profits increased significantly during the quarter.

“The strong results in the Fixed Income division during the quarter were more than offset by anemic equity investment banking results, which were attributable to market-driven factors such as lower commodity prices and a high degree of market uncertainty,” said Reilly. “Unfortunately, these adverse market factors have continued so far in January.”

Asset Management

•	Record quarterly net revenues of $100.2 million, up 1 percent compared to the prior year’s fiscal first quarter and essentially flat compared to the preceding quarter

•	Quarterly pre-tax income of $33.4 million, down 16 percent compared to the prior year’s fiscal first quarter but up 2 percent compared to the preceding quarter

•	Financial assets under management of $67.9 billion, up 2 percent compared to December 2014 and 4 percent compared to September 2015

The modest annual increase in financial assets under management was led by growth in the Private Client Group segment and increased utilization of fee-based accounts, but was largely offset by net outflows in Eagle Asset

Management. Investment advisory revenues in the segment were enhanced by a $3.5 million year-end performance fee during the quarter.

Raymond James Bank

•	Record quarterly net revenues of $108.4 million, an increase of 8 percent compared to the prior year’s fiscal first quarter and 1 percent compared to the preceding quarter

•	Quarterly pre-tax income of $65.9 million, an increase of 2 percent compared to the prior year’s fiscal first quarter and 1 percent compared to the preceding quarter

•	Record net loans at Raymond James Bank of $13.7 billion, an increase of 16 percent over December 2014

The bank loan loss provision for the quarter was $13.9 million, which was primarily attributable to $745 million of net growth in the Bank’s loan portfolio during the quarter. Additionally, while there are currently no nonperforming energy credits in the Bank’s portfolio, an additional qualitative provision of $4.5 million related to the energy portfolio was accrued during the quarter as a result of continued declines in oil prices. A sustained period of low oil prices may have a further impact to the asset quality of the energy portfolio. However, the overall credit quality of the loan portfolio continued to improve during the quarter, as nonperforming assets as a percent of total assets decreased from 39 basis points in September 2015 to 34 basis points in December 2015 and the level of criticized loans also declined.

The Bank’s net interest margin during the quarter declined to 2.90 percent. The 13 basis-point decline in the net interest margin compared to the preceding quarter was primarily driven by asset mix and a decrease in corporate loan fees included in the Bank’s interest income.

Other

For the quarter, total revenues in the Other segment were $4.4 million, down $5.4 million compared to the December 2014 quarter and $6.1 million compared to the September 2015 quarter due to lower private equity valuation gains. Pre-tax income in the Other segment was also impacted by $1.9 million of expenses associated with the planned acquisition of the US Private Client Services unit of Deutsche Asset & Wealth Management.

While no shares were repurchased during the December quarter, approximately 1.5 million shares have been repurchased in open market transactions for a total purchase price of nearly $75 million since the beginning of January 2016 pursuant to a plan filed in December and under the most recently announced Board of Directors authorization limit of $150 million.

“Although our financial results in the December quarter were negatively impacted by several factors, we continue to be pleased with the growth of our key business drivers,” said Reilly. “Unfortunately, our financial results are expected to continue to be adversely impacted in the March quarter by recent equity market declines coupled with seasonal factors that are expected in the first calendar quarter. However, our future results should be augmented by the recent increase in short-term interest rates along with the continued increases in client assets, financial advisors and loan balances at Raymond James Bank. Over the long term, we are confident that our conservative, client-focused culture and commitment to long-term growth will continue to enable us to deliver superior results for our shareholders.”

A conference call to discuss the results will take place tomorrow morning, Thursday, January 21, at 8:15 a.m. ET. For a listen only connection, please call: 877-671-8037 (conference code: 24033888), or visit raymondjames.com/analystcall for a live audio webcast. An audio replay of the call will be available until 5:00 p.m. ET on July 15, 2016, on the Investor Relations page of our website at www.raymondjames.com.

*All references to "Alex. Brown” are intended for illustrative purposes only and are conditioned upon the closing of the transaction whereby Raymond James acquires Deutsche Bank's Private Client Services business.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 6,700 financial advisors serving in excess of 2.7 million client accounts in more than 2,700 locations throughout the United States, Canada and overseas. Total client assets are approximately $500 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.

Forward Looking Statements

Certain statements made in this press release and the associated conference call may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

Raymond James Financial, Inc. Selected financial highlights (Unaudited)

Summary results of operations
	Three months ended
	December 31, 2015	December 31, 2014	% Change	September 30, 2015	% Change
	($ in thousands, except per share amounts)
Total revenues	$1,301,526	$1,279,844	2%	$1,366,983	(5)%
Net revenues	$1,274,517	$1,252,460	2%	$1,340,983	(5)%
Pre-tax income	$168,338	$202,908	(17)%	$206,816	(19)%
Net income	$106,329	$126,296	(16)%	$129,186	(18)%

Earnings per common share:
Basic	$0.74	$0.89	(17)%	$0.90	(18)%
Diluted	$0.73	$0.87	(16)%	$0.88	(17)%

Raymond James Financial, Inc. Consolidated Statements of Income (Unaudited)

	Three months ended
	December 31, 2015		December 31, 2014		% Change	September 30, 2015	% Change
	($ in thousands, except per share amounts)
Revenues:
Securities commissions and fees	$849,662		$834,009		2%	$874,209	(3)%
Investment banking	57,553		77,538		(26)%	94,894	(39)%
Investment advisory and related administrative fees	98,541		98,761		—	99,226	(1)%
Interest	142,471		132,109		8%	139,538	2%
Account and service fees	116,823		111,158		5%	120,923	(3)%
Net trading profit	22,169		8,881		150%	16,355	36%
Other	14,307		17,388		(18)%	21,838	(34)%
Total revenues	1,301,526		1,279,844		2%	1,366,983	(5)%
Interest expense	(27,009)		(27,384)		(1)%	(26,000)	4%
Net revenues	1,274,517		1,252,460		2%	1,340,983	(5)%
Non-interest expenses:
Compensation, commissions and benefits	866,410		838,254	(1)	3%	903,548	(4)%
Communications and information processing	72,138		59,112	(1)	22%	70,382	2%
Occupancy and equipment costs	41,789		39,227		7%	42,129	(1)%
Clearance and floor brokerage	9,996		9,498		5%	10,014	—
Business development	40,624		36,990		10%	39,359	3%
Investment sub-advisory fees	14,554		14,255		2%	15,034	(3)%
Bank loan loss provision	13,910		9,365		49%	13,277	5%
Acquisition related expenses	1,872	(2)	—		NM	—	NM
Other	51,049		47,110		8%	46,105	11%
Total non-interest expenses	1,112,342		1,053,811		6%	1,139,848	(2)%
Income including noncontrolling interests and before provision for income taxes	162,175		198,649		(18)%	201,135	(19)%
Provision for income taxes	62,009		76,612		(19)%	77,630	(20)%
Net income including noncontrolling interests	100,166		122,037		(18)%	123,505	(19)%
Net loss attributable to noncontrolling interests	(6,163)		(4,259)		45%	(5,681)	8%
Net income attributable to Raymond James Financial, Inc.	$106,329		$126,296		(16)%	$129,186	(18)%

Net income per common share – basic	$0.74		$0.89		(17)%	$0.90	(18)%
Net income per common share – diluted	$0.73		$0.87		(16)%	$0.88	(17)%
Weighted-average common shares outstanding – basic	143,058		141,246			143,172
Weighted-average common and common equivalent shares outstanding – diluted	146,141		145,282			146,279

(1)	Certain prior period amounts have been reclassified to conform to the current period’s presentation.

(2)
Includes acquisition related expenses (including legal and travel) incurred to date associated with our announced acquisition of the US Private Client Services unit of Deutsche Asset & Wealth Management (Deutsche AWM).

Raymond James Financial, Inc. Segment Results (Unaudited)

	Three months ended
	December 31, 2015	December 31, 2014	% Change	September 30, 2015	% Change
	($ in thousands)
Total revenues:
Private Client Group	$874,445	$849,243	3%	$901,954	(3)%
Capital Markets	229,647	235,174	(2)%	263,289	(13)%
Asset Management	100,238	99,630	1%	99,827	—
RJ Bank	112,726	102,956	9%	110,398	2%
Other (1)	4,400	9,766	(55)%	10,505	(58)%
Intersegment eliminations	(19,930)	(16,925)		(18,990)
Total revenues	$1,301,526	$1,279,844	2%	$1,366,983	(5)%

Net revenues:
Private Client Group	$872,346	$845,215	3%	$899,877	(3)%
Capital Markets	226,526	231,802	(2)%	259,855	(13)%
Asset Management	100,214	99,624	1%	99,813	—
RJ Bank	108,396	100,518	8%	106,994	1%
Other (1)	(14,778)	(9,612)	(54)%	(8,545)	(73)%
Intersegment eliminations	(18,187)	(15,087)		(17,011)
Total net revenues	$1,274,517	$1,252,460	2%	$1,340,983	(5)%

Pre-tax income (loss) (excluding noncontrolling interests):
Private Client Group	$69,140	$92,744	(25)%	$87,716	(21)%
Capital Markets	25,168	27,653	(9)%	40,221	(37)%
Asset Management	33,366	39,796	(16)%	32,605	2%
RJ Bank	65,865	64,356	2%	65,093	1%
Other (1)	(25,201)	(21,641)	(16)%	(18,819)	(34)%
Pre-tax income (excluding noncontrolling interests)	$168,338	$202,908	(17)%	$206,816	(19)%

(1)	The Other segment includes the results of our principal capital and private equity activities as well as certain corporate overhead costs of RJF.

Raymond James Financial, Inc. Selected key metrics (Unaudited)

Details of certain key revenue and expense components:
	Three months ended
	December 31, 2015	December 31, 2014	% Change	September 30, 2015	% Change
	($ in thousands)
Securities commissions and fees:
PCG segment securities commissions and fees	$724,482	$706,684	3%	$748,452	(3)%
Capital Markets segment institutional sales commissions:
Equity commissions	59,390	70,214	(15)%	62,712	(5)%
Fixed Income commissions	71,633	63,944	12%	69,261	3%
All other segments	34	75	(55)%	65	(48)%
Intersegment eliminations	(5,877)	(6,908)		(6,281)
Total securities commissions and fees	$849,662	$834,009	2%	$874,209	(3)%

Investment banking revenues:
Equity:
Underwritings	$9,622	$18,165	(47)%	$17,947	(46)%
Mergers & acquisitions and advisory fees	30,790	47,411	(35)%	42,637	(28)%
Fixed Income investment banking revenues	8,599	8,375	3%	13,742	(37)%
Tax credit funds syndication fees	8,389	3,590	134%	20,413	(59)%
Other	153	(3)	NM	155	(1)%
Total investment banking revenues	$57,553	$77,538	(26)%	$94,894	(39)%

Other revenues:
Realized/unrealized gain attributable to private equity investments	$948	$5,200	(82)%	$12,008	(92)%
All other revenues	13,359	12,188	10%	9,830	36%
Total other revenues	$14,307	$17,388	(18)%	$21,838	(34)%

Other expenses:
Losses of real estate partnerships held by consolidated variable interest entities (1)	$9,008	$7,973	13%	$8,636	4%
All other expenses	42,041	39,137	7%	37,469	12%
Total other expenses	$51,049	$47,110	8%	$46,105	11%

Net (loss) income attributable to noncontrolling interests:
Private equity investments	$1,052	$2,689	(61)%	$3,021	(65)%
Consolidation of low-income housing tax credit funds	(8,704)	(8,688)	—	(10,173)	14%
Other	1,489	1,740	(14)%	1,471	1%
Total net loss attributable to noncontrolling interests	$(6,163)	$(4,259)	45%	$(5,681)	8%

(1)
Nearly all of these losses are attributable to noncontrolling interests. After adjusting for the portion attributable to noncontrolling interests, RJF’s share of these losses is insignificant in all periods presented.

Raymond James Financial, Inc. Selected key metrics (Unaudited)

Selected key financial metrics:
	As of
	December 31, 2015			December 31, 2014			September 30, 2015
Total assets	$26.9	bil.	(1)	$24.3	bil.		$26.5	bil.
Shareholders’ equity (attributable to RJF)	$4,647	mil.	(1)	$4,271	mil.		$4,522	mil.

Book value per share	$32.37		(1)	$30.09			$31.68

Return on equity - quarter (annualized)	9.3%			12.0%			11.5%

Common equity tier 1 capital ratio	22.6%		(1)	n/a		(2)	22.1%
Tier 1 capital ratio	22.6%		(1)	20.0%		(2)	22.1%
Total capital ratio	23.7%		(1)	20.9%		(2)	23.1%
Tier 1 leverage ratio	16.2%		(1)	16.6%		(2)	16.1%

Pre-tax margin on net revenues - quarter	13.2%			16.2%			15.4%

Effective tax rate - quarter	36.8%			37.8%			37.5%

Private Client Group financial advisors:
	As of
	December 31, 2015	December 31, 2014	September 30, 2015
Employees	2,771	2,659	2,738
Independent contractors	3,916	3,677	3,858
Total advisors	6,687	6,336	6,596

Selected client asset metrics:
	As of
	December 31, 2015	December 31, 2014	% Change	September 30, 2015	% Change
	($ in billions)
Client assets under administration	$500.4	$483.0	4%	$480.0	4%
Private Client Group assets under administration	$473.1	$459.1	3%	$453.3	4%
Private Client Group assets in fee-based accounts	$190.0	$173.9	9%	$179.4	6%
Financial assets under management	$67.9	$66.7	2%	$65.2	4%
Secured client lending (3)	$3.4	$3.0	13%	$3.4	—

(1)	Estimated.

(2)	Basel III rules became effective for RJF on January 1, 2015. The ratio is computed based on Basel 2.5 rules in effect during such period.

(3)	Includes client margin balances held by our broker-dealer subsidiaries and securities based loans available through RJ Bank.

Raymond James Bank Selected financial highlights (Unaudited)

Selected operating data:
	Three months ended
	December 31, 2015	December 31, 2014	% Change	September 30, 2015	% Change
	($ in thousands)
Net interest income	$106,188	$96,722	10%	$104,945	1%
Net revenues	$108,396	$100,518	8%	$106,994	1%
Bank loan loss provision	$13,910	$9,365	49%	$13,277	5%
Pre-tax income	$65,865	$64,356	2%	$65,093	1%
Net charge-offs (recoveries)	$323	$(120)	NM	$995	(68)%
Net interest margin (% earning assets)	2.90%	3.04%	(5)%	3.03%	(4)%

RJ Bank Balance Sheet data:
	As of
	December 31, 2015		December 31, 2014		September 30, 2015
	($ in thousands)
Total assets (1)	$15,972,565		$13,563,391		$14,665,433
Total equity	$1,565,022		$1,388,054		$1,519,263
Total loans, net	$13,733,265		$11,809,886		$12,988,021
Total deposits (1)	$13,650,553		$11,449,746		$12,377,599
Available for Sale (AFS) securities, at fair value	$427,753		$345,865		$374,966
Net unrealized loss on AFS securities, before tax	$(5,754)		$(4,983)		$(3,288)
Common equity tier 1 capital ratio	12.9%	(2)	n/a	(3)	13.0%
Tier 1 capital ratio	12.9%	(2)	11.4%	(3)	13.0%
Total capital ratio	14.2%	(2)	12.6%	(3)	14.3%
Tier 1 leverage ratio	10.7%	(2)	10.9%	(3)	10.9%
Commercial and industrial loans (4)	$7,137,315		$6,767,827		$6,928,018
Commercial Real Estate (CRE) and CRE construction loans (4)	$2,348,753		$1,714,153		$2,216,510
Residential mortgage loans (4)	$2,067,600		$1,971,778		$1,962,654
Securities based loans (4)	$1,624,803		$1,160,956		$1,481,464
Tax-exempt loans (4)	$582,620		$242,029		$484,537
Loans held for sale (4) (5)	$176,812		$134,529		$108,872

Continued on next page

(the text of the footnotes in the above tables are on the following page)

Raymond James Bank Selected financial highlights (Unaudited) (continued from previous page)

Credit metrics:
	As of
	December 31, 2015	December 31, 2014	September 30, 2015
	($ in thousands)
Allowance for loan losses	$185,459	$156,767	$172,257
Allowance for loan losses (as % of loans)	1.35%	1.33%	1.32%
Nonperforming loans (6)	$50,121	$76,153	$52,619
Other real estate owned	$3,926	$5,421	$4,631
Total nonperforming assets	$54,047	$81,574	$57,250
Nonperforming assets (as % of total assets)	0.34%	0.60%	0.39%
Total criticized loans (7)	$272,534	$178,053	$282,499
1-4 family residential mortgage loans over 30 days past due (as a % 1-4 family residential loans)	1.48%	1.91%	1.69%

The text of the footnotes to the above table and the tables on the previous page are as follows:

(1)	Includes affiliate deposits.

(2)	Estimated.

(3)	Basel III rules became effective for RJ Bank on January 1, 2015. The ratio is computed based on Basel I rules in effect during such period.

(4)	Outstanding loan balances are shown gross of unearned income and deferred expenses.

(5)	Primarily comprised of the guaranteed portions of Small Business Administration section 7(a) loans purchased from other financial institutions.

(6)	Nonperforming loans includes 90+ days past due plus nonaccrual loans.

(7)
Represents the loan balance for all loans in the Special Mention, Substandard, Doubtful and Loss classifications as utilized by the banking regulators. In accordance with its accounting policy, RJ Bank does not have any loan balances within the Loss classification as loans or a portion thereof, which are considered to be uncollectible, are charged-off prior to assignment to this classification.